The following resolution was adopted at a regular meeting of the Board of Trustees of the Pennsylvania Avenue Funds held on October 6, 2007:

WHEREAS, the Trustees of Pennsylvania Avenue Funds, including a majority of the Trustees who are not “interested persons” as that term in defined in the Investment Company Act of 1940, as amended, intend to obtain coverage through National Union Fire Insurance Company of Pittsburgh pursuant to Rule 17g-1 promulgated under the Investment Company Act of 1940, (the “Fidelity Bond”); and

WHEREAS, the amount of the coverage under such Fidelity Bond satisfies the amount required by Rule 17g-1 promulgated under the Investment Company Act of 1940; and

WHEREAS, the custody and safekeeping of Pennsylvania Avenue Funds’ securities are exclusively the obligation of Huntington National Bank as Custodian for the Pennsylvania Avenue Funds; and

WHEREAS, no employee of Pennsylvania Avenue Funds or employee of the Adviser has access to Pennsylvania Avenue Funds’ portfolio securities;

IT IS THEREFORE RESOLVED, that the amount, type, form and coverage of the Fidelity Bond as described above are reasonable and the Fidelity Bond is approved; and

FURTHER RESOLVED, that Thomas Kirchner or any other officer of Pennsylvania Avenue Funds is designated as the person who shall make the filings and give the notices required by Paragraph (h) of Rule 17g-1."

/s/ THOMAS KIRCHNER

Thomas Kirchner

President